Exhibit 10.2

LEASE AMENDMENT SEVEN	CMD 177A (2/03)

(Extension and Expansion/Co-Terminous)
     THIS LEASE AMENDMENT SEVEN (“Amendment”) is made as of the 12th day of May, 2006 between CMD REALTY INVESTMENT FUND IV, L.P. (“Landlord”), an Illinois limited partnership, and INTERCONTINENTALEXCHANGE, INC. (“Tenant”), a Delaware corporation.
     A. Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 500 and 850 (“Premises”) in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, and Lease Amendment Six dated October 12, 2005 (collectively, and as amended herein, “Lease”).
     B. The parties mutually desire to amend the Lease on the terms hereof.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.
     1. Term Extension. The term of the Lease is hereby modified to extend for a period (“Extended Term”) commencing on the Additional Premises Commencement Date (as hereinafter defined) and expiring on the last day of the sixty-sixth (66th) full calendar month after the Additional Premises Commencement Date (“New Expiration Date”) with respect to Suite 500 and the Additional Premises (as hereinafter defined) hereunder, unless sooner terminated in accordance with the terms of the Lease.
     2. Expiration of Suite 850. The Lease is scheduled to expire April 30, 2006, with respect to Suite 850 only. Notwithstanding anything in the Lease, Tenant may hold over in Suite 850 until the Additional Premises Commencement Date and shall pay no Rent during the period commencing on May 1, 2006 and ending on the Additional Premises Commencement Date. Commencing on the day after the Additional Premises Commencement Date, the terms of Article 24 of the Original Lease shall apply based on the Rent in effect with respect to Suite 850 as of April 1, 2006.
     3. Additional Premises. Suite 600, being a portion of the space currently known as Suite 600 (“Additional Premises”), the approximate location of which is shown on Exhibit A hereto on the sixth (6th) floor of the Building, and which shall be deemed to contain 16,362 square feet of rentable area for purposes hereof, shall be added to and become a part of the Existing Premises (as hereinafter defined) commencing on the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) August 15, 2006 (“Additional Premises Commencement Date”) and continuing co-terminously with the New Expiration Date, as the same may be extended, subject to the terms herein. The Additional Premises Commencement Date and New Expiration Date shall be subject to adjustment and confirmation as described in Section 9 below.

Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     Upon completion of the Work within the Additional Premises, Landlord and its architect and Tenant and its architect shall each have the right to re-measure the Additional Premises or the Building using the “Standard Measure for Measuring Floor Area in Office Buildings” published by the Secretariat, Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996 (“BOMA Standards”). Base Rent, Tenant’s Share, and all other items which are calculated based on the rentable square footage of the Additional Premises and the Building shall be adjusted if Landlord or Tenant elects to re-measure, but otherwise shall be based upon the initial determination of rentable square footage contained herein.
4. Base Rent.
          a. Existing Premises. Tenant shall pay monthly Base Rent for Suite 500 (sometimes referred to herein as the “Existing Premises”) as provided below and otherwise as provided in the Lease:
Suite 500 Base Rent Schedule

Suite 500
Period	Monthly Base Rent
July 1, 2006 – May 31, 2007	$	[***]
June 1, 2007 – May 31, 2008	$	[***]
June 1, 2008 – May 31, 2009	$	[***]
June 1, 2009 – May 31, 2010	$	[***]
June 1, 2010 – May 31, 2011	$	[***]
June 1, 2011 - New Expiration Date	$	[***]
          b. Additional Premises. Tenant shall pay monthly Base Rent for the Additional Premises as provided below and otherwise as provided in the Lease:
Additional Premises Base Rent Schedule

Additional Premises
Period	Monthly Base Rent
Additional Premises Commencement Date – May 31, 2007	$	[***]
June 1, 2007 – May 31, 2008	$	[***]
June 1, 2008 – May 31, 2009	$	[***]
June 1, 2009 – May 31, 2010	$	[***]
June 1, 2010 – May 31, 2011	$	[***]
June 1, 2011 - New Expiration Date	$	[***]
          c. Generator Space Rent. Commencing on July 1, 2006, the Generator Space Rent pursuant to Exhibit F to the Original Lease is hereby waived during the Extended Term under this Amendment.
     5. Expenses and Taxes; Base Year Adjustments. Commencing on the Additional Premises Commencement Date:

*** Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          A. Suite 500. (i) Tenant shall pay Tenant’s Share for Suite 500 of increases in Taxes and Expenses over the respective amounts for the year 2006, and as otherwise provided in the Lease, and (ii) “Tenant’s Share” for Suite 500 shall be eight and 37/100 percent (8.37%), Suite 500 shall be deemed to contain 22,332 square feet of rentable area and, based on re-measurement, the Property shall be deemed to contain 266,718 square feet of rentable area, for purposes hereof.
          B. Additional Premises. (i) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Taxes and Expenses, over the respective amounts for the year 2006, and as otherwise provided in the Lease, and (ii) “Tenant’s Share” for the Additional Premises shall be six and 13/100 percent (6.13%), for purposes hereof.
          C. Base Year Adjustments. The third sentence of Section H of Article 3 of the Original Lease is hereby deleted and replaced with the following: “Landlord may also use sound management and accounting practices to normalize Base Year Expenses by reducing or excluding from Base Year Expenses: (i) any unusual costs or cost increases, including any market-wide energy cost spikes or increases, surcharges, or energy taxes, due to war, terrorism, boycotts, brown-outs or hurricanes, and (ii) the amortization of capital expenditures otherwise permitted under Article 30 (provided amortization of capital expenditures shall only be included in subsequent year Expenses to the extent permitted under Article 30).”
     6. Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date does not occur at the beginning, or the New Expiration Date does not occur at the end, of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis; Tenant shall remain liable for all amounts accruing during or relating to the period prior to the Additional Premises Commencement Date, and through the New Expiration Date, whether or not theretofore billed. The Base Rent, Taxes, Expenses and all other charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Existing Premises as one unit for computation and billing purposes.
     7. Other Terms. Except to the extent inconsistent herewith or provided to the contrary herein: (a) commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Existing Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises, and (b) all provisions of the Lease currently in effect or scheduled to become effective shall remain in effect and become effective in accordance with their terms, except for any provisions which by their express terms have lapsed, are scheduled to lapse, or were to be in effect only during the initial Term or other period (in which case such express terms shall govern the periods during which such provisions were, or will remain, in effect).
     8. Tenant Improvements.
     A. Condition of Additional Premises; Improvement Allowance. Tenant has been occupying the Existing Premises, and has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as provided herein. Notwithstanding the foregoing to the contrary, Landlord hereby represents that to Landlord’s actual knowledge as of the date of this Amendment (i) the Building standard mechanical, electrical, plumbing, sprinkler and HVAC equipment servicing the Additional Premises are in good working order, (ii) the Additional Premises will be delivered to Tenant vacant and in broom clean condition as of the Possession Date, and (iii) there are no current material violations of Laws affecting Tenant’s use of the Additional Premises. “Landlord’s actual knowledge” herein means the actual knowledge of the Asset Manager for the management company for the Property. Notwithstanding anything contained herein to the contrary, Landlord shall provide an allowance (“Allowance”) to be used towards the performance of certain tenant improvement work by Tenant in the Additional Premises and the Existing Premises, as further set forth in Exhibit B attached hereto. Notwithstanding anything contained herein to the contrary, Landlord shall, at its expense, remove all data and telecommunications lines located above ceiling-grade in the Additional Premises no later than thirty (30) days after the date of this Amendment.
     B. Removal of Stairwell. Without limiting the generality of any other terms of the Lease requiring restoration of the Premises upon expiration of the Lease, at Landlord’s written request, Tenant shall, within thirty (30) days after expiration or earlier termination of the Lease, remove any stairwell installed by Tenant pursuant to Exhibit B of this Amendment, close the stairwell opening, and restore the stairwell area to its original condition (the “Stairwell Restoration Work”), all such work to be at Tenant’s sole cost. Landlord’s request may be made prior to the expiration or earlier termination of the Lease but if Landlord’s request is made less than thirty (30) days before the expiration or earlier termination of the Lease then Tenant shall have sixty (60) days after its receipt of Landlord’s request to complete the Stairwell Restoration Work. At Landlord’s option, Landlord shall perform the Stairwell Restoration Work, at Tenant’s cost; provided, however, the cost therefore is reasonable and customary based on competitive market conditions. Prior to commencing the Stairwell Restoration Work Landlord shall obtain an estimate of the cost of the Stairwell Restoration Work which is reasonably acceptable to Tenant, and Tenant shall deposit such estimated cost with Landlord within ten (10) days after Landlord’s written request for same. If such estimated amount exceeds the actual cost of the Stairwell Restoration Work, Tenant shall receive a refund of the difference within thirty (30) days of completion of the Stairwell Restoration Work, and if the actual cost of the Stairwell Restoration Work amount shall exceed the estimated amount, Tenant shall pay the difference to Landlord within thirty (30) days after Landlord’s written request for same.
     C. Conversion of 6th Floor to Multi-Tenant Floor. Tenant shall, as part of the Work under Exhibit B to this Amendment, install the demising walls necessary to demise the Additional Premises from the remainder of the floor not being leased by Tenant (“Common Area Demising Walls”). Landlord shall reimburse Tenant for 50% of the cost of the Common Area Demising Walls, such cost to be determined as follows: (1) Tenant shall cause Tenant’s general contractor to provide the pricing of the Common Area Demising Walls as a separate line item, (2) Landlord shall have the right, either before or after Tenant’s general contractor provides the pricing for the Common Area Demising Walls, to require that Tenant cause its general contractor to competitively bid the construction of the Common Area Demising Walls and agrees that C & W Contracting Services, Inc. shall be permitted to participate in the bidding process, and (3) selection by Tenant of any bid for the Common Area Demising Walls other than the lowest bid shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, Landlord shall pay its 50% share of the cost of the Common Area Demising Walls to Tenant in accordance with Section I.c of Exhibit B to this Amendment, although it is expressly understood and agreed that this payment is in addition to the Allowance. Landlord shall, at its sole cost and expense, perform any other improvements deemed by Landlord to be reasonably necessary to convert the 6th floor of the Building to a multi-tenant configuration using finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property.

     D. HVAC/Mechanical Systems. Landlord, at its expense, engaged Barrett, Woodyard & Associates, Inc. (the “Consultant”), a consultant with expertise in HVAC systems and the mechanical systems relating thereto (the “HVAC/Mechanical Systems”) to evaluate the HVAC/Mechanical Systems (including the base building components thereof) on the 5th floor of the Building. A copy of the Consultant’s report is attached hereto as Exhibit H. Landlord shall, at its expense, use commercially reasonably efforts to comply with the recommendations set forth in the Consultant’s report.
     9. Early Access; Possession Date; Date; Confirmation of Dates. Landlord shall permit Tenant to enter the Additional Premises on the day immediately following mutual execution and delivery of this Amendment (“Possession Date”) but Tenant shall with respect to the Additional Premises have no obligation to pay Landlord the Additional Premises Rent (consisting of Base Rent, Taxes and Expenses) for such period prior to the Additional Premises Commencement Date (as defined in Section 3 above). During any period that Tenant shall enter the Additional Premises prior to the Additional Premises Commencement Date to perform Work under Exhibit B hereto, or to install telecommunications and computer cabling, equipment and furniture, Tenant shall comply with all terms and provisions of the Lease, except that the Additional Premises Commencement Date shall not occur based on such early possession for such purposes. The Additional Premises Commencement Date shall be the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) (iii) August 15, 2006. Landlord and Tenant shall execute a confirmation of any dates herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the dates set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s determination of such dates, Tenant shall pay Rent for the Existing Premises and Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit against Additional Premises Rent when the matter is resolved.
     10. Modifications to Lease. Effective as of the date of this Amendment, the Lease is amended as follows:
     A. Security. Article 6.A of the Original Lease is amended by the addition of the following new subsection:
“(vi) Reasonable security arrangements for the common areas consistent with comparable “Class A” suburban office buildings in the Northwest Atlanta market (the “Market Area”), which currently consist of: (1) a card-key system for building access (including, since February, 2006, 14 cameras and 6 new card readers at the Building gates and entrances) and (2) a security guard on post in the lobby of the Building, Monday through Friday, from 6 am until 2 pm and from 4 pm until midnight; during the hours of 2 pm until 4 pm, Monday through Friday, a security guard on post at 2000 RiverEdge Parkway is on-call if required at the Building. Notwithstanding the foregoing, Landlord reserves the right to reasonably change the Building’s security arrangements so long as the arrangements provide security at least comparable to then prevailing standards at comparable “Class A” suburban office buildings in the Market Area.”
     B. Health Club. Landlord shall install 2 replacement pieces of equipment in the Fitness Facility (as hereinafter defined) no later than June 1, 2006. Tenant and Tenant’s employees shall, during the Extended Term and any extension thereof, have the non-exclusive right to utilize the Fitness Facility during the Fitness Facility’s hours of operation. In addition,

Article 6.A of the Original Lease is amended by the addition of the following new subsection:
“(vii) Landlord shall provide a fitness facility (which, at Landlord’s option, may be unstaffed) within the Building (the “Fitness Facility”).”
     C. Maintenance of Common Areas. Article 6.A of the Original Lease is amended by the addition of the following new subsection:
“(viii) Landlord shall keep and maintain the common areas of the Building and the Property, including lobbies, stairs, elevators, corridors, and restrooms, the exterior windows in the Building, the Systems and Equipment serving the Building (as defined in Article 30(N) of he Original Lease), the roof and structure, parking areas, access lanes and landscaped areas in reasonably good order and condition (except for damage occasioned by the act of Tenant, which damage shall be repaired by Landlord at Tenant’s expense), using standards comparable to other “Class A” suburban office buildings located in the Market Area.”
     D. Compliance with Laws by Landlord. Article 7.B of the Original Lease is amended by the addition of the following sentence: “Landlord shall comply with all Laws affecting the structure of the Building or common areas of the Property (the cost of which shall be included in Expenses, but only to the extent permitted in the definition thereof in Article 30), except to the extent that such compliance is Tenant’s responsibility under this Lease.”
     E. Tenant’s Right to Use Common Areas. Article 7.C of the Original Lease is amended by the addition of the following sentence: “Tenant’s rights under this Lease shall expressly include the right to use in common with other tenants and occupants of the Building the common parking areas, service roads, loading and unloading facilities, sidewalks, driveways, entrances and exits, hallways, walkways, lobby areas, restrooms and other areas of the Property designated by Landlord for the common use of tenants and guests of the Building in general, as the same may exist from time to time, subject to the other provisions of this Lease.”
     F. Security Deposit. Article 1, Section J of the Lease and Article 16 of the Lease are hereby deleted in their entirety. Landlord shall return any existing Security Deposit to Tenant no later than August 1, 2006. The parties acknowledge that the Letter of Credit furnished by Tenant pursuant to Exhibit G to the Original Lease has expired and Landlord hereby agrees that the requirement for an Letter of Credit is hereby deleted.
     G. Assignment and Subletting. Article 13, Section G of the Lease is hereby amended by inserting the words “and Recapture” following the words “Transfer Premiums” and before the word “and” in the last line thereof.
     H. Subordination and Non-disturbance. Article 18 of the Original Lease is amended by the addition of the following: “Landlord represents that there is no Mortgage encumbering the Property as of the date of this Lease. This Lease is subject and subordinate to all Mortgages hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property; provided, this Lease shall only be subordinate to Mortgages made hereafter if the Lenders thereunder agree to enter into a subordination, non-disturbance and attornment agreement with Tenant in a form that is commercially customary and reasonably acceptable to Tenant and such Lenders, which agreement (i) shall contain language of nondisturbance providing that Tenant’s possession of the Premises and rights under the Lease will not be terminated (unless Tenant commits a Default and fails to cure in the time permitted under this Lease), and (ii) shall not materially decrease Tenant’s rights or materially increase Tenant’s obligations under this Lease.”
     H. Estoppel Certificate. Article 19 is amended by changing “ten (10) days” in line 1 to “ten (10) business days” and by deleting the last sentence and inserting the following in its place: “If Tenant shall fail to execute and return such statement within the time required herein, and shall fail to do so within ten (10) additional business days following a second written request, Tenant shall be in Default (provided that the second request shall refer to this Lease provision and state, prominently in bold and capitalized letters, that this is a second notice, and that Tenant’s failure to execute and return such statement within the time period required shall be a Default), and shall be deemed to have agreed with the matters set forth therein (without limiting Landlord’s other remedies).”
     I. Relocation Right Deleted. Article 20.D of the Lease is deleted in its entirety.
     J. Tenant’s Remedies for Landlord’s Default. Article 21 is amended by deleting the last sentence and inserting the following in its place: “If Landlord shall default and fail to cure as provided herein, Tenant shall have such rights and remedies as may be available to Tenant under applicable Laws (including the right to seek direct damages, declaratory and injunctive relief, and attorneys fees), subject to the other provisions of this Lease; provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, or terminate this Lease, except as may be expressly provided in this Lease, including the following paragraph.
     If Landlord shall fail to keep or perform any of its obligations under the Lease with respect to repairs and maintenance of the Systems and Equipment serving the Premises or Building required under the Lease to be made by Landlord, and if such failure materially and adversely affects Tenant’s ability to use the Premises for normal business operations, then upon the continuance of such failure on Landlord’s part for thirty (30) days after the receipt by Landlord and any Lender of written notice from Tenant indicating with specificity the nature of the failure (or, in the case of any such failure which cannot reasonably be cured within thirty (30) days, within such additional period (not to exceed 120 days) as may be reasonably required by Landlord to cure such failure with due diligence), and without waiving or releasing Landlord from any obligation, then Tenant may (but is under no obligation to) perform such obligation, and all sums actually paid or incurred by Tenant and all necessary and incidental costs and expenses (but not costs to improve the Building, Premises or other facilities beyond rectifying Landlord’s failure), incurred by Tenant in performing such obligation, together with interest thereon at the prime rate, plus two (2%) percent interest, but not to exceed the maximum rate permitted by law, from the date a cost was incurred, shall be paid by Landlord to Tenant within thirty (30) days after demand, unless Landlord disputes the amount of the payment claimed by Tenant by written notice to Tenant within such 30-day period, in which event the amount of the payment owing from Landlord to Tenant shall be determined by binding arbitration under the rules of the American Arbitration Association, as said rules are then in effect, and the award in such arbitration shall be binding upon the parties hereto. If the sum as determined by arbitration is not timely paid by Landlord or if Landlord does not elect to go to arbitration but fails to pay the sum demanded by Tenant, then Tenant shall have the right and option to offset such sum against any Base Rent and Expenses or any other amounts thereafter payable under the Lease, or (ii) Tenant may pursue any other remedies available to Tenant at law or in equity to collect payment. Any contractors employed by Tenant to cure a Landlord failure hereunder shall be reputable contractors the use of which will not adversely impact any warranties affecting the Building, and Tenant upon completion of such work shall provide appropriate lien waivers to

Landlord. In effectuating a cure in connection with Tenant’s self-help or cure rights hereunder, Tenant shall take those precautions that a reasonably prudent building manager would undertake to avoid any unreasonable interference with other tenants in the Building or the Systems and Equipment (such as electrical or mechanical systems).”
     K. Indemnification. Article 22 of the Original Lease is amended by the addition of the following sentence: “Subject to Articles 10 and 11 and the other provisions of this Lease, Landlord shall defend, indemnify and hold Tenant harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including reasonable attorneys’ and expert witness fees, and court costs) for any damage, loss or injury to persons, property or business arising or alleged to arise from the negligence or willful misconduct of Landlord, its agents or employees.”
     L. Removal of Lines by Tenant. Notwithstanding anything contained in the Lease to the contrary, upon expiration or earlier termination of the Lease, Tenant, at its expense, shall properly remove any Lines which have been installed by or for Tenant within the Additional Premises, including Lines in suspended ceilings or raised floors.
     11. Other Rights. Tenant is hereby granted certain rights pursuant to the following exhibits attached to this Amendment: Exhibit C (Free Reserved Parking), Exhibit D (Extension Options), Exhibit E (Right of Offer), Exhibit F (Monument Listing) and Exhibit G (Storage Space).
     12. Real Estate Brokers. Landlord and Tenant hereby: (a) mutually represent to each other that they have dealt only with CB Richard Ellis, Inc. (representing Tenant) and PM Realty Group (representing Landlord) as broker, salesperson, agent or finder in connection with this Amendment (and to whom Landlord shall pay a commission pursuant to separate written agreement), and (b) mutually agree to defend, indemnify and hold each other harmless from and against all liabilities and expenses (including reasonable attorneys’ and expert witness fees, and court costs) arising from any breach of their respective foregoing representations.
     13. Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.
     14. Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.
     15. Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.
     16. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD REALTY INVESTMENT FUND IV, L.P. [SEAL]
an Illinois limited partnership

By:	CMD/Fund IV GP Investments, L.P.,
an Illinois limited partnership, its general partner

By:	CMD REIM IV, Inc., an Illinois corporation,
its general partner

By:	CMD Realty Investors, an Illinois general
partnership, as agent

By:	/s/ Hugh Zwieg

Name:	Hugh Zwieg

Its:	President

TENANT:	INTERCONTINENTALEXCHANGE, INC. [SEAL]
a Delaware corporation

By:	/s/ Jeffrey C. Sprecher

Name:	Jeffrey C. Sprecher

Its:	Chairman and Chief Executive Officer

EXHIBIT A
Floor Plate Showing Additional Premises

A-1

EXHIBIT B	CMD 108C (3/04)
Minor/Moderate Work
WORK LETTER	Tenant Performance/Allowance
     This Exhibit is a “Work Letter” to the foregoing document (referred to herein for convenience as the “Lease Document”).
     I. BASIC ARRANGEMENT
     a. Tenant to Arrange for Work. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VI) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”), and Landlord shall reimburse certain such costs up to the Allowance, as further described below.
     b. Allowance and Administrative Fee. Landlord shall provide up to $[***] (the “Allowance”) towards the Costs of the Work relating to permanent leasehold improvements and the Monument Listing pursuant to Exhibit F to this Amendment (provided the portion of the Allowance available for the Plans shall be limited to five percent (5%), and shall exclude planning for furniture, trade fixtures and business equipment). Tenant shall pay Landlord’s reasonable out-of-pocket costs, if any, for architectural and engineering review of the Plans and any Engineering Report, and all revisions thereof, and an administrative fee (“Administrative Fee”) of $[***] for Landlord’s time in reviewing the Plans and Work and coordinating with Tenant’s Contractors. The costs of foregoing items may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such amounts as additional Rent within fifteen (15) days after billing. Notwithstanding anything to the contrary contained herein, any personal property, trade fixtures or business equipment, including, but not limited to, modular or other furniture, and cabling for communications or computer systems, whether or not shown on the Approved Plans, shall be provided by Tenant, at Tenant’s sole cost, and the Allowance shall not be used for such purposes.
     c. Funding and Disbursement. Landlord shall fund and disburse the Allowance within thirty (30) days after the Work has been completed in accordance with the Approved Plans in accordance with the provisions hereof, and Tenant has submitted all invoices, architect’s certificates, a Tenant’s affidavit, complete unconditional lien waivers and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Work has been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of such Work. Landlord may issue checks to fund the Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Contractors. If Tenant does not use the entire Allowance for the purposes permitted herein, or does not submit the foregoing documentation to Landlord, within nine (9) months after the Additional Premises Commencement Date, then Landlord shall be entitled to the savings and Tenant shall receive no credit therefore; provided that Landlord shall use up to $[***] of any remaining portion of the Allowance to reimburse Tenant’s reasonable, direct, out-of-pocket costs incurred for having its telecommunications and computer vendors install and connect telecommunications cables in the Premises. Landlord shall make such reimbursement to Tenant, out of any such remaining portion of the Allowance (i.e. that remains after final completion of the Work including punch-list items), within thirty (30) days after Landlord receives Tenant’s written request, subject to the following conditions: (x) Tenant’s request shall include paid invoices and other evidence of such costs reasonably satisfactory to Landlord (including lien waivers if applicable), and a letter signed by Tenant accepting the Work as being fully complete and satisfactory, including punch-list items, (y) Tenant shall deliver the request and such items to Landlord within nine (9) months after the Additional Premises Commencement Date, and (z) by the time Landlord is required to pay the foregoing amount hereunder, Tenant shall have moved into the Premises and shall be actively engaged in its business operations therein, and shall have faithfully complied with this Lease and not then be in Default. If Tenant does not use the entire foregoing amount for the purposes permitted herein, or has not satisfied the foregoing conditions, by the time required herein, then Landlord shall be entitled to the savings and

*** Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Tenant shall receive no credit therefor, time being of the essence of this provision so that Landlord may close out Landlord’s books for the Work.
     II. PLANNING. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VI). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.
     a. Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.
     Notwithstanding anything contained herein to the contrary, Tenant agrees to engage Peacock Architects to prepare the Construction Drawings (as defined below).
     b. Space Plan and Construction Drawings. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VI) to Landlord for approval. Landlord shall, within ten (10) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. Landlord shall review or comment on all revised plans and drawings (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to a revised Space Plan, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such plan or drawing, unless the revisions affect any other portion of the plan or drawing or unless Landlord discovers a previously undetected material error in another portion of the plan or drawing). To the extent required by Landlord or the nature of the Work and as further described in Section VI, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VI below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within fifteen (15) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval. If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. Landlord shall review or comment on all revised Construction Drawings and revised Engineering Report (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to revised Construction Drawings or revised Engineering Report, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such revised Construction Drawings or revised Engineering Report, unless the revisions affect any other portion of the revised Construction Drawings or revised Engineering Report or unless Landlord discovers a previously undetected material error in another portion of the revised Construction Drawings or revised Engineering Report). The Construction Drawings shall include a usable computer aided design (CAD) file. In the event that Landlord fails to timely pay the Allowance in accordance with this Section I.b. and such failure continues for more than five (5) business days following receipt of written notice from Tenant of such failure, then the unpaid amount of the Allowance shall accrue interest from the due date at the Default Rate until payment is received by Landlord..
     c. Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold, condition or delay approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property.
     Tenant shall have the right to install a stairwell between Tenant’s Premises on the 5th and 6th floors, subject to Landlord’s right to approve the details of such installation, including without limitation, location, design and materials and subject to the other provisions of this Work Letter.
     d. Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III.a) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above. Upon request, at no cost to Landlord, Landlord shall (if Landlord has approved same as provided above) assist Tenant in obtaining all such permits and other items.
     e. Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval, which written request or revised Plans shall be reviewed by Landlord in the manner provided for in Section II.b. above. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition or delay its approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section VI. In the event that the Premises are not constructed in substantial accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.
     III. CONTRACTORS AND CONTRACTS. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and those of Landlord and other occupants of the Property so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America. Such substitutions may be made only with Landlord’s prior written approval. Such approval shall be granted, granted subject to specified reasonable conditions, or denied within ten (10) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors.
     IV. PERFORMANCE OF WORK
     a. Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as required under the Lease Document.
     b. Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.
     c. Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at the Building loading dock and freight elevator, at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed before 7:00 a.m. or after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.
     d. Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the Property’s waste containers. Tenant shall be permitted to place a trash dumpster at the Building loading dock. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease Document.
     e. Completion and General Requirements. Tenant shall use commercially reasonable efforts to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Additional Premises Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Additional Premises Commencement Date or commencement of Rent under the Lease Document, except to the extent of the following, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Additional Premises Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby: (i) one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, and (ii) any delay in the Work caused by fire or other casualty damage, war or civil disorder, strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes or other events outside of Tenant’s reasonable control (excluding delays resulting from changes in economic or market conditions, or financial or internal problems of Tenant and excluding delays by the City of Sandy Springs in processing building permits), collectively, “Force Majeure”, which shall delay the Additional Premises Commencement Date on a day-for-day basis. Force Majeure shall apply only so long as Tenant uses commercially reasonable diligence and good faith efforts to end the delay, and keeps Landlord reasonably advised of such efforts. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other occupants of the Property, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Property. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.
     f. Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property.
     V. HVAC BALANCING. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.
     VI. CERTAIN DEFINITIONS
     a. “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.
     b. “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.
     c. “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).
     VII. MISCELLANEOUS. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease Document. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall have faithfully complied with the Lease, and shall not have committed a violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.

EXHIBIT C	CMD 111F (8/04)
FREE RESERVED PARKING	Free Reserved Spaces
For New Lease
     1. Reserved Parking. Out of the overall number of parking spaces that Tenant may use under Rule (24) in Exhibit B to the Original Lease, Tenant and its employees and business invitees occupying the Premises designated by Tenant shall have a license to use five (5) contiguous reserved spaces in the Parking Facility (“Reserved Spaces”) in the location set forth on Exhibit C-1 attached hereto, subject to the other provisions hereof. Such Reserved Spaces shall be assigned parking spaces identified with numbers in accordance with Landlord’s standard procedures, provided Landlord shall have no obligation to tow vehicles that are improperly parked in such assigned spaces (but Landlord reserves the right to do so after receiving notice thereof from Tenant or otherwise).
     2. No Charges For Initial Term. The Reserved Spaces shall be free of separate parking charges during the Extended Term hereunder.
     3. Other Provisions. The term (“License Term”) of this license shall commence five (5) days after execution and delivery of this Amendment by both parties, and shall continue until the earlier to occur of the expiration or earlier termination of the Lease, or at Landlord’s option without prior notice after Tenant’s abandonment of the Premises. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used on a month-to-month basis, and otherwise on the other terms and provisions herein, and for such monthly parking charges as Landlord shall establish from time to time. All spaces hereunder shall be used solely for the purpose of parking non-commercial passenger vehicles. As a condition to the use of such spaces, Landlord may require that Tenant and/or each individual using such spaces sign and comply with such further documentation as any parking facility management company for the Parking Facility may reasonably require. The parking spaces hereunder shall be subject to the Rules attached as Exhibit B to the Original Lease, except to the extent expressly inconsistent herewith. Tenant may transfer the parking rights hereunder pro rata to the subtenant or assignee in connection with a sublease or assignment of this Lease. However, Tenant shall not otherwise assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, the rights under this Exhibit, by operation of law or otherwise, nor sublicense the parking spaces hereunder, nor permit the use thereof by any parties other than Tenant and its employees and business invitees (and any attempt to engage in such a transfer of the parking rights hereunder shall, at Landlord’s written election, be null and void ab initio). Notwithstanding the foregoing to the contrary, the Reserved Spaces hereunder are personal to the initial Tenant named in this Lease, and Landlord reserves the right in connection with any sublease, assignment or other transfer of or under the Lease, or at anytime thereafter, to convert any Reserved Spaces to general unreserved spaces.

C-1

EXHIBIT C-1
Location of Reserved Spaces

C-1-1

EXHIBIT D	CMD 116A (1/02)
Short Form
EXTENSION OPTIONS	Market Rates
     1. Options to Extend. Subject to the other provisions hereof, Landlord hereby grants Tenant two options (each, an “Extension Option”) to extend the then-current Term of the Lease, each option to be for an additional period of five (5) consecutive years from the expiration of the prior period (each an “Extension Period”), on the same terms and conditions then in effect under this Lease immediately prior to the Extension Period, except as modified by the “Market Rates, Terms and Conditions” further described below, and Tenant shall have no further option to extend after exercise of the second Extension Option. Tenant may exercise an Extension Option only by giving Landlord written notice thereof (“Tenant’s Exercise Notice”) no earlier than fourteen (14) and no later than twelve (12) full calendar months prior to commencement of the subject Extension Period. Tenant’s Exercise Notice shall be unconditional and irrevocable (except as expressly provided herein).
     2. Landlord’s Notice of Market Rates, Terms and Conditions; Disagreement. Within thirty (30) days after receiving Tenant’s Exercise Notice, Landlord shall provide Tenant with notice (“Landlord’s Notice”) of the Market Rates, Terms and Conditions, subject to the other provisions hereof. The term “Market Rates, Terms and Conditions” herein shall mean Landlord’s good faith determination of fair market Base Rent and other terms and conditions (including, but not limited to any scheduled increases in Base Rent, any base years or stops for taxes or expenses, and any improvements or an allowance therefor) for renewing the Lease for the Premises during the Extension Period, taking into account comparable renewals of comparable tenants of comparable financial condition in comparable non-sublease space in comparable “Class A” suburban buildings in the Market Area. If the Market Rates, Terms and Conditions determined by Landlord are acceptable to Tenant, then Tenant shall confirm its exercise of the Extension Option by notice (“Tenant Confirmation Notice”) to Landlord confirming such acceptance given no later than thirty (30) days after Landlord’s Notice. However, if the Market Rates, Terms and Conditions determined by Landlord are not acceptable to Tenant, then Tenant may, no later than thirty (30) days after Landlord’s Notice, deliver to Landlord a notice (“Tenant’s Market Notice”) of Tenant’s good faith determination of the Market Rates, Terms and Conditions and reasons therefor. If Tenant provides a timely Tenant’s Market Notice, the parties shall seek to agree on the Market Rates, Terms and Conditions in the form of a non-binding letter of intent (“Letter of Intent”) during the period (“Negotiation Period”) ending fifteen (15) days after Tenant’s Market Notice. If Tenant delivers a timely Tenant Confirmation Notice, or if the parties enter into the Letter of Intent concerning the Market Rates, Terms and Conditions during the Negotiation Period, then the parties shall seek to agree on and enter into a mutually acceptable formal written extension amendment to the Lease (“Extension Amendment”) setting forth the final and definitive Market Rates, Terms and Conditions and other mutually acceptable provisions for the Lease extension during the period ending thirty (30) days after Tenant’s Confirmation or Market Notice, as the case may be (“Documentation Period”). Notwithstanding, if Tenant provides a Market Rate Notice, then Tenant, may, at anytime before the end of the foregoing Documentation Period, leave Tenant’s Exercise Notice irrevocably and unconditionally in effect and provide notice (“Arbitration Request Notice”) of Tenant’s desire to arbitrate in accordance with this Exhibit. Tenant shall be deemed to have revoked its exercise of the Extension Option, and the Extension Option and Tenant’s exercise thereof shall be null and void if: (a) Tenant fails to provide a timely Tenant Confirmation Notice or Tenant’s Market Notice, or (b) the parties fail to enter into the Letter of Intent within the Negotiation Period, or fail to mutually sign and deliver the Extension Amendment within the Documentation Period, unless Tenant delivers a timely Arbitration Request Notice. However, if Tenant delivers a timely Arbitration Request Notice, then Tenant’s Exercise Notice shall remain irrevocably and unconditionally in effect, and the “Base Rent Component” shall be determined as provided below.
     3. Arbitration. If Tenant provides an Arbitration Request Notice within the time required herein, each party shall within the next fifteen (15) days, at its own cost and expense, give notice (“Arbitration Appointment Notice”) to the other party appointing a licensed commercial real estate broker with at least seven (7) years of full-time experience leasing comparable office space in comparable buildings in the same market area to determine the Base Rent component (“Base Rent Component”) of the Market Rates, Terms and Conditions, including any fixed increases in such Base Rent Component,
D-1

taking into account the other provisions of this Exhibit, and the other components of the Market Rates, Terms and Conditions contained in Landlord’s Notice (such as whether such Market Rates, Terms and Conditions include leasehold improvements or other economic concessions, or a base year or stop level for Taxes or Expenses). If a party does not appoint such a broker within such fifteen (15) day period, and so fails for an additional fifteen (15) day period following further notice from the other party requesting such appointment, and giving notice of the name of its broker, the single broker appointed shall be the sole broker and shall reasonably and in good faith determine the Base Rent Component. If the two brokers are appointed by the parties as stated herein, they shall meet promptly and attempt to determine the Base Rent Component. If they are unable to agree on the Base Rent Component within fifteen (15) days after the second broker has been appointed, they shall elect a third broker meeting the standards set forth above, and who has not previously acted in any capacity for either party, within fifteen (15) days thereafter. Each of the parties hereto shall bear one-half of the cost of appointing the third broker and of paying the third broker’s fee. Within fifteen (15) days after the selection of the third broker, a majority of the brokers shall determine the Base Rent Component. If a majority of the brokers are unable to determine the Base Rent Component within such period, each broker shall thereupon submit his final determination in writing, the three determinations shall be added together and the total divided by three, and the resulting quotient shall be the Base Rent Component, subject to the following provisions. If the low or high determination are more than ten (10) percent lower and/or higher than the middle determination, the low determination and/or the high determination shall be disregarded. If only one determination is disregarded, the remaining two determinations shall be added together and their total divided by two, and the resulting quotient shall be the Base Rent Component. If both the low determination and the high determination are disregarded as provided herein, the middle determination shall be the Base Rent Component. If, for any reason, the Base Rent Component has not been resolved by the commencement of the Extension Period, Tenant shall commence paying Base Rent, Taxes, Expenses and other sums in accordance with Landlord’s Notice on the commencement of the Extension Period, subject to retroactive and prospective adjustment after the matter is resolved. An arbitration decision made in accordance with this Exhibit shall be final and binding on the parties. Tenant and the brokers shall be required to keep all matters pertaining to the arbitration strictly confidential and shall be required to sign such confidentiality agreements as Landlord reasonably requires.
     4. General Matters. If Tenant validly exercises the Extension Option, Tenant shall execute an amendment (“Extension Amendment”), which shall be mutually and reasonably agreeable to both parties, to confirm the extension of the Term, within the time required in Section 2 above, or otherwise thirty (30) days after Landlord reasonably prepares and provides the same to Tenant. The Extension Option herein shall, at Landlord’s election, be conditioned on the Lease being in full force and effect, and Tenant not then being in default beyond any applicable cure period under the Lease, at the time Tenant seeks to exercise the Extension Option, or at any time thereafter and prior to commencement of the Extension Period. If Tenant shall fail to properly and timely exercise the Extension Option, then the Extension Option shall thereupon terminate. STRICT COMPLIANCE AND TIMELINESS IN GIVING TENANT’S NOTICES AND SIGNING THE EXTENSION AMENDMENT HEREUNDER IS OF THE ESSENCE OF THIS PROVISION. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void.
D-2

EXHIBIT E	CMD 117C (1/02)
Vacant/Occupied
RIGHT OF OFFER	Expansion Spaces
     1. Right of Offer. Landlord hereby grants Tenant an ongoing Right of Offer (“Right of Offer”) to lease: (a) all fourth (4th) floor space in the Building, and (b) all remaining sixth (6th) floor space in the Building not included in the Additional Premises hereunder (individually and collectively, the “Expansion Space”) all on and subject to the following provisions; provided, this Right of Offer and Landlord’s obligation to provide a “Landlord Notice” shall be in effect commencing on the Additional Premises Commencement Date.
     2. Landlord’s Notice of Expansion Terms. While this Right of Offer is in effect, Landlord shall notify Tenant in writing (“Landlord’s Notice”): (i) as to any currently available portions of the Expansion Space, when Landlord enters or intends to enter negotiations with a third party to lease the Expansion Space (and Landlord’s good faith determination of whether negotiations have been entered or are about to be entered shall be conclusive and binding upon the parties), or (ii) as to any currently unavailable portions of the Expansion Space, when such areas become available, or (iii), at Landlord’s option, at any time prior thereto or thereafter, but in any event prior to leasing the Expansion Space to another party. Landlord’s Notice shall set forth the terms (“Expansion Terms”) on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, a date for the commencement of the lease thereof (“Expansion Space Commencement Date”), and the other items as further set forth below.
          a. Expansion Space Commencement Date Within First 365 Days. If the Expansion Space Commencement Date will occur within the first 365 days after the Additional Premises Commencement Date under this Amendment, Landlord’s Notice shall set forth “Expansion Terms” as follows: (i) an Expansion Space Commencement Date, (ii) an expiration date therefor, which shall be co-terminous with the Term of the Lease, (iii) rentable area, (iv) monthly base rent shall be $[***] per rentable square foot of the Expansion Space, and shall increase on June 1, 2007 and each succeeding June 1 during the Extended Term by 2.5% of the base rent for the Expansion Space for the preceding 12-month period, (v) Tenant’s Share of Taxes and Expenses applicable to the Expansion Space (any so-called Base Expense Year and Base Tax Year shall be the same as set forth in Section 5 of this Amendment), and (vi) that the space shall be provided in “as is” condition at the time possession is delivered, except that Landlord shall provide an allowance (“Expansion Allowance”) towards Tenant’s reasonable direct out-of-pocket costs of designing and performing permanent leasehold improvements to the Expansion Space of up to $[***] times the number of square feet of rentable area of the subject Expansion Space, multiplied by a fraction, the numerator of which is the number of full calendar months that will be left in the Extended Term of this Lease on the Expansion Space Commencement Date, and the denominator of which is the total number of full calendar months in the Extended Term of this Lease.
          b. Expansion Space Commencement Date After 365 Days. If the Expansion Space Commencement Date will occur more than 365 days after the Additional Premises Commencement Date under this Amendment, then Landlord’s Notice shall set forth “Expansion Terms” on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, an Expansion Space Commencement Date, and an expiration date therefor or whether the term therefor will be co-terminous with the Term of this Lease, rentable area, monthly base rent and any scheduled increases therein, Tenant’s share of taxes, expenses and other such items (and any base year or stop level therefor), any tenant improvements or allowance therefor, and any other terms and conditions, as determined in Landlord’s good faith discretion, taking into account comparable expansion terms generally being provided for comparable tenants of comparable financial condition for comparable non-sublease space in comparable “Class A” suburban buildings in the Market Area for time periods that are substantially the same as the period of time during which the Expansion Space will be leased to Tenant.
          c. General Terms. Except as set forth in Landlord’s Notice, the Expansion Terms shall be deemed to include the same terms then in effect on the Expansion Space Commencement Date, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square

*** Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

footage adjusted proportionately to reflect the rentable area of the Expansion Space and Landlord’s then current Building standard ratios and policies).
     3. Tenant’s Notice and Financial Information. If Tenant desires to lease the Expansion Space on the Expansion Terms set forth in Landlord’s Notice, Tenant shall so notify Landlord in writing (“Tenant’s Notice”) exercising Tenant’s right to lease the Expansion Space on such Expansion Terms within five (5) business days after Landlord sends Landlord’s Notice. In order to be effective, Tenant’s Notice shall include financial information for Tenant’s business comparable to the information provided in connection with entering into this Amendment. If Landlord determines in good faith that Tenant’s financial condition is worse than the condition that Landlord accepted when the parties entered into this Lease document, Landlord may withdraw Landlord’s Notice and the Right of Offer, or provide a new Landlord’s Notice with reasonably modified Expansion Terms or reasonable additional security requirements taking into account Tenant’s financial condition.
     4. Expansion Documentation; Failure to Exercise Right Of Offer or to Sign Expansion Documentation. If Tenant validly exercises Tenant’s Right Of Offer herein, the parties shall execute a confirmatory amendment (“Expansion Documentation”), mutually and reasonably agreeable to both parties, to confirm the leasing of the Expansion Space, which Landlord shall reasonably prepare, and which shall be consistent with Landlord’s Notice and the provisions hereof. The parties shall cooperate diligently and in good faith, and use commercially reasonable efforts, to sign and deliver the Expansion Documentation within twenty (20) days after Landlord provides the same to Tenant (but the Right Of Offer shall be deemed to have been unconditionally and irrevocably exercised, and both parties shall be fully bound by the terms thereof in accordance with the provisions hereof, whether or not such confirmatory Expansion Documentation is signed). Once Tenant provides Tenant’s Notice exercising Tenant’s Right of Offer, Landlord shall have no further obligation to provide a Landlord’s Notice respecting the Expansion Space included in Landlord’s Notice (provided, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below). If Tenant fails to validly exercise such Right Of Offer, or fails to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof, such Right Of Offer shall be deemed to have lapsed and expired as to the Expansion Space that was included in Landlord’s Notice, and Landlord may thereafter freely lease all or a portion of the Expansion Space that was included in Landlord’s Notice to any other party, at any time, on any terms, in Landlord’s sole discretion; provided, despite Tenant’s waiver, this Right of Offer shall: (a) continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below, and (b) apply again to the Expansion Space (or such portion thereof as may have been included in Landlord’s Notice) if Landlord fails to enter into a lease document for the Expansion Space (or such portion thereof, as the case may be) within nine (9) months after Tenant waives this Right of Offer as to such area.. TIME PERIODS AND STRICT COMPLIANCE IN GIVING TENANT’S NOTICE, AND IN TENANT’S SIGNING AND DELIVERING THE EXPANSION DOCUMENTATION, ARE OF THE ESSENCE OF THIS RIGHT OF OFFER.
     5. Offering Portions of Expansion Space; Adjustments to Expansion Space; Prior Rights. This Right Of Offer shall apply only with respect to the entire Expansion Space, and may not be exercised with respect to only a portion thereof (unless only a portion of the Expansion Space shall be included in Landlord’s Notice). If only a portion of the Expansion Space shall be included in Landlord’s Notice, this Right of Offer shall apply to such portion, and shall thereafter apply to such other portions of the Expansion Space as they become the subject of Landlord’s Notices, subject to good faith adjustments by Landlord in the size, configuration and location of such remaining portions. If the Expansion Space is part of a larger space that Landlord desires to lease as a unit, then Landlord’s Notice shall, at Landlord’s option, identify the entire such space and the Expansion Terms therefor, and in such case, this Right Of Offer shall apply only to such entire space. This Right Of Offer shall be subject to the then existing tenants or occupants of the Expansion Space renewing their leases or entering into new leases whether pursuant to options to extend previously granted or otherwise, and such Right Of Offer, and any rights of Tenant to extend the Term of the Lease with respect to the Expansion Space, are subordinate to, and limited by, any rights of any other parties to lease the Expansion Space granted prior to full execution and delivery of this document.

     6. Miscellaneous. This Right Of Offer is subject to the condition that the Lease be in full force and effect, and that Tenant not then be in default beyond any applicable cure period under the Lease on the date when Landlord provides or would otherwise provide Landlord’s Notice, or at any time thereafter and prior to the Expansion Space Commencement Date. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. If Tenant shall exercise the Right Of Offer herein, Landlord does not guarantee to deliver possession of the Expansion Space on the Expansion Space Commencement Date due to continued possession by the then existing occupants or any other reason beyond Landlord’s reasonable control. In such event, rent and other charges with respect to the Expansion Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse. Tenant’s exercise of this Right of Offer is intended to supersede any rights of Tenant under the Lease to reduce or relocate the Premises, or terminate the Lease early, and all such provisions shall thereupon be automatically deleted. Tenant’s failure to exercise this Right of Offer in accordance with the terms of this Exhibit is intended to supersede any other rights of Tenant under other provisions of the Lease to expand or relocate the Premises, and all such other provisions shall thereupon be automatically deleted.

CMD 129A-1 (8/01)
EXHIBIT F
LANDLORD’S MONUMENT SIGN — TENANT’S NAME LISTED
     1. Monument Listing; Term. Landlord hereby grants Tenant a non-exclusive license to have the name “IntercontinentalExchange” or its corporate logo listed (such listing is referred to herein as the “Monument Listing”) on an existing monument sign for the Property or Building (“Monument”), subject to the following provisions. The term of this license (“License Term”) shall commence on the Additional Premises Commencement Date, and shall continue until the earlier to occur of the expiration or earlier termination of the Lease or, at Landlord’s option, Tenant’s abandonment of the Premises, subject to the other provisions hereof.
     2. Design/Fabrication/Installation. Except as provided below, Landlord shall install the Monument Listing within a reasonable time after mutual execution of this document, subject to delays beyond Landlord’s reasonable control, and the other provisions hereof. Landlord reserves the right to arrange for the fabrication and installation of the Monument Listing using Landlord’s current design criteria or standard signage. Landlord’s reasonable out-of-pocket costs for the design, fabrication and installation of the Monument Listing shall be paid by Landlord out of the Allowance provided pursuant to Exhibit B to this Amendment. If Tenant desires to design and/or fabricate and/or install its own Monument Listing, or desires to make any alterations to the Monument Listing, and Landlord is willing to consider the same, Tenant shall first submit for Landlord’s written approval: (a) the name and address of the professional sign designer/fabricator/installer to be used by Tenant, (b) a professionally prepared plan (“Monument Listing Plan”), showing all aspects of the design, including, but not limited to, font of lettering, number of letters, content, color and finish, type and quality of materials, dimensions of the Monument Listing and of every detail (including letters), and all other details of the Monument Listing and all components thereof, and (c) copies of all required governmental and quasi-governmental permits, licenses, and authorizations which Tenant will obtain at its own expense. Landlord may withhold or condition approval of the Monument Listing Plan, or any aspect thereof, or approval of the designer/fabricator/installer in Landlord’s reasonable discretion. Landlord shall arrange for installation of any Monument Listing fabricated by Tenant’s sign professional, unless Landlord specifically approves of, or requires, installation by Tenant’s sign professional. If Landlord approves of, or requires, fabrication or installation of the Monument Listing by Tenant’s sign professional, Tenant shall ensure that such work be done in a good and workmanlike manner, strictly in accordance with the approved Monument Listing Plan, and in accordance with the Property rules, standards or other requirements for such work and/or under the supervision of Landlord’s employees or agents, in a manner so as to avoid damage to any part of the Property.
     3. Maintenance and Removal. Tenant shall reimburse Landlord for: (a) Tenant’s pro rata share of the costs of maintaining and repairing the Monument incurred during any period that Tenant and one or more other parties have Monument Listings on the Monument (such share to be based on an equal division of costs between such parties), and (b) all costs of maintaining and repairing the Monument incurred during any period that Tenant is the only party with a Monument Listing on the Monument. Upon termination of the Lease or this license, by expiration or otherwise, Landlord may remove and dispose of the Monument Listing and repair and restore the Monument to the same condition as prior to installation of the Monument Listing; Tenant shall pay Landlord’s reasonable charges for doing so. Tenant shall pay any charges hereunder, as additional Rent, within thirty (30) days after billing.
     4. Miscellaneous. Without limiting Landlord’s other rights under the Lease or available at law, Landlord reserves the right, at Landlord’s sole cost and expense, to designate and change the position of Tenant’s Listing on the Monument, add or subtract other tenant names and signs, and inspect and make repairs, additions or alterations to the Monument or area of the Property where the Monument is located. In connection with exercising such rights, Landlord may replace or move the Monument, and may temporarily remove the Monument Listing in connection therewith. The exercise by Landlord or any of its rights hereunder shall not be deemed an eviction or a violation of Tenant’s rights. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a
F-1

subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. At Landlord’s option by written notice to Tenant, the License Term shall terminate at any time that Tenant and its employees cease to occupy at least one half of the rentable area of the Premises and any other space at the Property currently under lease by Tenant and its affiliates (whether such cessation is due to Tenant having assigned its rights under the lease or having subleased a portion or portions of such space, or having actually vacated such space or a portion thereof, and without limitation as to any other rights available to Landlord to terminate this license).
F-2

EXHIBIT G	CMD 110A (4/00)
Storage Space
STORAGE SPACE	Not Rentable Area
     1. Storage Space. The parties hereby re-affirm the continuation of Tenant’s license to use that certain storage space currently known as Space 1-B (“Storage Space”), which shall be deemed to contain 187 rentable square feet and shown on Exhibit G-1 hereto located on the lower level of the Property on the terms contained herein. The term (“License Term”) of such license commenced pursuant to Lease Amendment Two dated March 6, 2003 and shall continue until the earlier to occur of the expiration or earlier termination of the Lease or, at Landlord’s option, Tenant’s abandonment of the Premises or Storage Space hereunder, or otherwise by Landlord on thirty (30) days notice.
     2. Storage Space Monthly Base Fee. There shall be no fee for the Storage Space during the License Term.
     3. Access. Landlord shall permit Tenant reasonable access to the Storage Space for the purposes permitted hereunder during normal business hours, if such access is feasible and can be provided by personnel who are on-site at the Property during such hours in the normal course of Landlord’s operation of the Property without compromising Landlord’s security and operations of the Property. Landlord may require that Tenant and its employees, agents and contractors use the freight elevators, service entrances or other areas at the Property for purposes of access hereunder, and all access shall be subject to such identification and sign-in and sign-out procedures and other requirements as Landlord may reasonably impose from time to time.
     4. Use. Tenant shall use the Storage Space for purposes of storing equipment, inventory or other items normally used in Tenant’s business permitted to be conducted in the Premises under the Lease, and for no other purpose whatsoever. In no event shall Tenant store any items not normally stored by responsible parties in comparable storage space in comparable buildings. Tenant shall not store any live animals, illegal or stolen property, flammables, explosives, perishables, contraband, toxic wastes, anything which may spill, leak, freeze or is likely to cause its container to leak or spill, anything which would violate any Laws or require a special permit or notification, or anything else which is unsafe or otherwise may create a hazardous condition or which may attract rodents or other pests or vermin, or which may create a nuisance. Without limiting the generality of the foregoing, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance, any “Hazardous Material” as described in the Lease, or any food or beverage products. Tenant shall not use the Storage Space in any manner so as to cause a cancellation of Landlord’s insurance policies, or an increase in the premiums thereunder. All items stored in the Storage Space shall be elevated at least six (6) inches above the floor on wooden pallets, and shall be at least eighteen (18) inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Any boxes shall not be stacked more than seven (7) feet high.
     5. Utilities and Services. Tenant shall be fully responsible for the cost of all utilities and services for the Storage Space, including, without limitation, electricity, heating, ventilation and air conditioning (including, without limitation, the installation and operation of any additional equipment therefor), cleaning and trash removal, pest and rodent protection. Tenant shall, at Landlord’s option, arrange and pay for any such utilities and services directly with the provider thereof (as approved by Landlord), or shall arrange for the same through Landlord and shall pay Landlord’s standard charges and procedures therefor. All such charges by Landlord shall be payable as additional Rent, and shall be due and payable within fifteen (15) days after such billing. Landlord may reasonably estimate such charges in advance, on a monthly other reasonable basis, and bill and reconcile such amounts consistent with the provisions of the Lease respecting Tenant’s Share of Expenses (or other such items).
     6. Other Lease Provisions; Miscellaneous. Except to the extent expressly inconsistent herewith, all rights and obligations of the parties respecting the Premises under the Lease shall apply to the Storage Space, including, without limitation, obligations respecting compliance with laws, hazardous materials, repairs, casualty damage, indemnities and insurance (including waivers of insurers’ subrogation rights). Landlord may from time to time, upon at least ten (10) days’ advance written notice,
G-1

change the Storage Space hereunder to other storage space comparable in size to the Storage Space herein, provided, however, Landlord shall not change the Storage Space more than once during the Term. Tenant agrees to accept the Storage Space “as is”. Landlord is not engaged in the business of storing goods for hire nor the warehouse business at the Property, but is merely an owner providing a license to use space. Landlord shall have no duty to maintain records of the contents stored in the Storage Space. Landlord is not a bailee of Tenant’s property and Landlord accepts no control, custody, care or responsibility for property stored in the Storage Space. All property shall be stored at Tenant’s sole risk.
G-2

EXHIBIT G-1
Floor Plate Showing Storage Space
G-1-1

EXHIBIT H
Consultant’s Report
(See attached 2-page report dated May 3, 2006)
H-1

Barrett, Woodyard & Associates, Inc.
May 3, 2006
Ms. Lisa Brady
CMD Realty Investors, Inc.
Suite 450
2100 RiverEdge Parkway
Atlanta, GA 30328
RE:    5th Floor@ 2100 RiverEdge
          Atlanta, GA
Dear Lisa:
We have completed our review of the building systems and the fifth floor, as requested. We evaluated the base building air-handling systems, controls, zoning, return air paths and the supplemental systems for the help center. We visited the site on May 2, 2006 to review specific items and found the temperatures throughout the floor, again to be fairly consistent.
The base building design is adequate and typical for office buildings designed during the time the building was constructed. The base building chillers were producing 47° F. water at the time of our initial visit, but have since been reset and are delivering 44° F. water, per the original design. Most of the base building AHU’s are delivering air at near design temperatures and should satisfy the space loads A couple of the lower level AHU’s had high discharge air temperatures and may be in need of flushing of the chilled water coil. The fifth floor unit is properly functioning.
The control system is a pneumatic system consistent with systems designed at the time of the building construction. The base building thermostats appear to be properly located, and the system is capable of maintaining comfort throughout the space. The thermostats were recently re-calibrated, which appears to have corrected the temperature variations in the office area. The thermostats and verification equipment should be periodically re-calibrated to maintain consistent temperature control throughout the space.
The base building systems throughout the space appeared to be properly zoned and the return air paths appeared to be unobstructed. This should allow for proper airflow back to the base building air-handler.
H-2

Ms. Lisa Brady
May 3, 2006

We reviewed the heat gain requirements in the help desk area as requested. The supplemental HVAC systems added for the help desk area appear to be properly sized for the people and equipment in the space. We could not verify proper operation of the equipment in the area in the given time frame. However, the space was comfortable at the time of our walk-throughs.
Generally, the base building systems are properly designed, adequate for the application and adequately maintained. We would recommend the system be operated at the design conditions for chilled water supply and supply air temperature. Some AHU’s may need to have the coils flushed and cleaned to maintain supply air temperatures. We would also recommend that the thermostats and verification equipment be periodically recalibrated for proper operation.
If you have any questions, please call.
Sincerely,
Steven G. Luttrell, P.E.
BARRETT,WOODYARD & ASSOCIATES, INC.
SGL:mm
cc: 063031b05.03.06

H-3